Exhibit 3.82(a)

NEW JERSEY DEPARTMENT OF TREASURY

DIVISION OF REVENUE

CERTIFICATE OF INC, (PROFIT)

USP JERSEY CITY INC

0400282900

The above-named DOMESTIC PROFIT CORPORATION was duly filed in accordance with New Jersey state law on 04/21/2009 and was assigned identification number 0400282900. Following are the articles that constitute its original certificate.

1.	Name:

USP JERSEY CITY INC

2.	Registered Agent:

THE CORPORATION TRUST COMPANY

3.	Registered Office:

820 BEAR TAVERN ROAD

WEST TRENTON, NJ 08628

4.	Business Purpose:

Healthcare management

5.	Stock:

1000

6.	First Board of Directors:

WILLIAM H. WILCOX

15305 DALLAS PARKWAY SUITE 1600

ADDISON, TX 75001

7.	Incorporators:

ALEX JENKINS

15305 DALLAS PARKWAY SUITE 1600

ADDISON, TX 75001

8.	Main Business Address:

15305 DALLAS PARKWAY

SUITE 1600

ADDISON, TX 75001

Signatures:

ALEX JENKINS